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# Next Gen Social Media.

For people who value Content and Community, Fanbase is a free to download, free to use, next-generation social network that allows any user to earn money from day one. Fanbase ...

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This Reg A+ offering is made available through StartEngine Crowdfunding, Inc. This investment is speculative, illiquid, and involves a high degree of risk, including the possible loss of your entire investment.


FANBASE
Next Gen Social Media
Be You.
Without Limits.

$36,670.06 Reserved

OVERVIEW | ABOUT | DISCUSSION | INVESTING FAQS

## REASONS TO INVEST

- We've Got Traction! 540,000+ users, 27% CMGR, over $245,000 earned by creators.
- Over $10 million raised from 14,000+ investors offering users the unique opportunity to own a piece of the very platform they make successful.
- In 2023, we launched over 20+ features, including Unlimited Subscriptions, AI Algorithms, Long-Form Video on Web, and Chat Rooms in Fanbase Audio!

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PREVIOUSLY CROWDFUNDED
$10,029,448.36

RESERVED
$36,670.06

INVESTORS
31

## Be You. Without Limits.

A place where you can truly be you! **Fanbase removes the limitations of content suppression and shadow banning used by many current social apps.**

**Fanbase has social media, earnings, & ownership in one place.** Fanbase aims to combine social engagement (like TikTok, Instagram) with monetization (like Patreon, Twitch).

**Black Culture, Youth, + Technology is powerful.** Fanbase is built for everyone and fueled by culture and innovative tech. A powerful combination that has propelled the most successful social media companies in the world.

*THE COMPANY IS "TESTING THE WATERS" UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS "QUALIFIED" THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING.*

*NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.*

*NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION.*

*AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.*

## ABOUT

HEADQUARTERS
1984 Howell Mill Rd. NW #20343

WEBSITE
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1984 Howell Mill Rd. NW #20343 View Site
Atlanta, GA 30327-9998

For people who value Content and Community, Fanbase is a free to download, free to use, next-generation social network that allows any user to earn money from day one. Fanbase enables anyone to monetize their content charging from $2.99 to $99.99 a month per subscriber, for exclusive access to photos, videos, audio chat rooms, and long-form content. Fanbase also has virtual gifts known as "Love", that allows users to tip other users half a penny per love. Unlike Other social apps, Fanbase is the one place you can truly be you. #BeYouWithoutLimits

## ALL UPDATES

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## REWARDS

Multiple investments in an offering cannot be combined to qualify for a larger campaign perk. Get rewarded for investing more into Fanbase.

## JOIN THE DISCUSSION

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## HOW INVESTING WORKS

*Cancel anytime before 48 hours before a rolling close or the offering end date.*

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## WHY STARTENGINE?

REWARDS
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SECURE
Your info is your info. We take pride in keeping it that way!

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## FAQS

## Crowdfunding

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